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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

    Natan                            David
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                           11190 Biscayne Boulevard
    ----------------------------------------------------------------------------
                                   (Street)

       Miami,                       Florida                          33181
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               03/04/02
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Issuer Name and Ticker or Trading Symbol  SFBC International, Inc. (SFCC)
                                             -----------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                    --- (give title below)                       (specify below)

      Vice President of Finance (Chief Financial Officer)
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)  N/A
                                                    ----------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Inst. 4)          (Inst. 4)            (Inst. 5)           (Inst. 5)
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
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).

              Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative      2. Date Exer-      3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)         cisable and        Underlying Derivative Security      or Exercise     Form of        direct Bene-
                                Expiration Date    (Instr. 4)                          Price of        Derivative     ficial
                                (Month/Day/Year)                                       Derivative      Security:      Ownership
                                                                                       Security        Direct (D)     (Inst. 5)
                                                                                                       or Indirect
                             ----------------------------------------------------                      (I)
                              Date      Expira-                        Amount or                       (Inst. 5)
                              Exer-     tion            Title          Number of
                              cisable   Date                           Shares
-----------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (right  2/08/02   2/8/12      Common Stock       25,000          $17.07            D
to buy)*
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

Explanation of Responses:

*The Options shall vest over three years in six equal increments on June 30 and December 31 of each year, commencing on June 30, 2002.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                  /s/ David Natan              March 11, 2002
                              -------------------------------
                              **Signature of Reporting Person  Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

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